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24(b)(9)

John Hancock Financial Services
Thomas J. Loftus                                             (John Hancock Logo)
Senior Counsel - Annuities
U.S. Wealth Management
601 Congress Street
Boston, MA 02210
(617) 663-3192
Fax: (617) 663-2197
E-Mail: tloftus@jhancock.com

September 15, 2009

Ladies and Gentlemen:

This opinion is written in reference to the modified single purchase payment individual deferred variable annuity contract ("AnnuityNote Series 3 Variable Annuity Contract") to be issued by John Hancock Life Insurance Company (U.S.A.), a Michigan corporation (the "Company"), formerly The Manufacturers Life Insurance Company (U.S.A.), of which a Registration Statement on Form N-4, File No. 333-161643 (the "Registration Statement") was filed under the Securities Act of 1933, as amended (the "Act").

As Counsel to the Company, I have examined such records and documents and reviewed such question of law as I deemed necessary for purposes of this opinion.

1. The Company has been duly incorporated under the laws of the state of Michigan and is a validly existing corporation.

2. John Hancock Life Insurance Company (U.S.A.) Separate Account H (the "Variable Account") is a separate account of the Company and is duly created and validly existing pursuant Chapter 500, Section 500.925 of the Michigan Compiled Laws, as amended, and other applicable laws.

3. The portion of the assets to be held in the Variable Account equal to the reserves and other liabilities under the Contracts is not chargeable with liabilities arising out of any other business the Company may conduct.

4. The Contracts, when issued in accordance with the prospectus contained in the effective Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,


/s/ Thomas J. Loftus

Thomas J. Loftus
Senior Counsel - Annuities